EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS SECOND QUARTER NET INCOME OF $1.71 PER DILUTED SHARE, INCLUDING 7 CENTS PER DILUTED
SHARE NONCASH CHARGE
RELATED TO FORMER CEO’S RETIREMENT, ON SALES OF $1.62 BILLION

GLENVIEW, IL, July 22, 2008 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended June 27, 2008.

Second Quarter Highlights

•	Sales of $1.62 billion increased 7 percent compared to sales of $1.51 billion in the year ago quarter.

•	Quarterly operating income of $121.8 million, inclusive of the $4.2 million noncash expense related to the retirement of the company’s former Chief Executive Officer, reflected a 5 percent increase from the $116.1 million reported in the second quarter of 2007.

•	Net income in the quarter increased 4 percent to $66.9 million, or $1.71 per diluted share, from $64.6 million, or $1.53 per diluted share, in the year ago quarter. The second quarter 2008 results include after tax expense of $2.6 million or 7 cents per diluted share related to the previously noted CEO retirement. After excluding the effects of these retirement-related expenses, second quarter 2008 net income rose 8 percent and diluted earnings per share rose 16 percent year over year.

•	Cash flow generated from operations was $43.5 million compared to the $30.5 million used for operations in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 27,	June 29,	Percent	June 27,	June 29,	Percent
	2008	2007	Change	2008	2007	Change

Net Sales	$1,616.8	$1,511.5	7%	$3,088.4	$2,840.2	9%
Operating Income	$121.8	$116.1	5%	$223.3	$206.5	8%
Net Income	$66.9	$64.6	4%	$124.6	$118.2	5%
Diluted Earnings Per Share	$1.71	$1.53	12%	$3.16	$2.81	12%
Diluted Weighted Shares	39.1	42.2	-7%	39.5	42.1	-6%

Robert Eck, President and CEO, stated, “We are pleased with the 10 percent increase in sales from the first to the second quarter of this year, which despite continuing macroeconomic uncertainty, exceeded longer-term seasonal trends. Also, while the second quarter year-on-year sales growth was modest due to the difficult comparison to last year’s exceptionally strong second quarter, it was, however, stronger than we anticipated. The multiple end markets we serve, the diversity of vertical end markets that our customers operate in and the breadth of geographies in which we conduct our business continue to support the company’s ongoing revenue and earnings growth.”

Second Quarter Results

For the three-month period ended June 27, 2008, sales of $1.62 billion produced net income of $66.9 million, or $1.71 per diluted share, compared to sales of $1.51 billion that generated net income of $64.6 million, or $1.53 per diluted share, in the prior year period. Primarily as a result of the company’s share repurchases during the last year, the diluted weighted shares declined by 7 percent during the second quarter versus the respective prior year period which produced a favorable impact on net income per diluted share of 9 cents.

Included in the current year’s second quarter results were incremental sales of $4.2 million from acquisitions completed in the past year. After adjusting for acquisitions as well as the favorable foreign exchange impact of $43.1 million, second quarter sales grew at a year-over-year organic rate of 4 percent. As previously announced on May 19, 2008, the current quarter results include an after tax charge of $2.6 million, or 7 cents per diluted share, related to amendments made to the employment contract of the company’s recently retired Chief Executive Officer, which extended the terms of his non-competition and non-solicitation restrictions in exchange for extended vesting and termination provisions of previously granted equity awards.

Operating income in the second quarter increased 5 percent to $121.8 million as compared to $116.1 million in the year ago quarter. Operating margins were 7.5 percent during the recent period compared to 7.7 percent in the second quarter of 2007. Excluding the former CEO’s retirement-related pre-tax costs of $4.2 million recorded in the second quarter of this year, operating income growth would have been 8 percent and operating margins would have been 7.8 percent.

First Six Month Results

For the six-month period ended June 27, 2008, sales of $3.09 billion produced net income of $124.6 million, or $3.16 per diluted share. In the prior year period, sales of $2.84 billion generated net income of $118.2 million, or $2.81 per diluted share. Primarily as a result of the company’s share repurchases during the last year, the diluted weighted shares declined by 6 percent during the six-month period versus the respective prior year period which produced a favorable impact on net income per diluted share of 12 cents.

Included in the 2008 six-month results were incremental sales of $16.5 million from acquisitions completed in the past year. After adjusting for acquisitions and the favorable foreign exchange impact of $86.6 million, sales in the first six months grew at a year-over-year organic rate of 5 percent. Earnings in the first six months of 2008 were affected by the previously noted after-tax expense of $2.6 million, or 7 cents per share, related to the retirement of the company’s former CEO and favorable tax adjustments of $1.6 million, or 4 cents per diluted share, associated with recognition of foreign net operating loss carryforwards recorded in the first quarter of 2008. Excluding these items, net income in the first six months of 2008 would have been $125.6 million or $3.18 per diluted share.

Earnings in the year ago period were favorably affected by $2.0 million, or 5 cents per diluted share, for net tax benefits related to the settlement of certain income tax audits. Excluding these tax benefits, net income in the year ago period would have been $116.2 million or $2.76 per diluted share. After excluding the above noted unusual tax items from both years and the former CEO retirement-related costs in 2008, net income and diluted earnings per share in the first six months of 2008 increased 8 percent and 15 percent, respectively, versus the year ago period.

Operating profits in the first six months of 2008 were $223.3 million versus $206.5 million in the year-earlier period. Operating margins were 7.2 percent in the first six months of 2008 as compared to 7.3 percent in the year ago period. Excluding the CEO retirement-related expense in 2008, operating income was $227.5 million, or an increase of 10 percent, and operating margins were 7.4 percent.

Second Quarter Sales Trends

Commenting on second quarter sales trends, Eck said, “Second quarter sales growth, which increased 10 percent on a consecutive quarter basis from the first quarter of this year, exceeded the longer-term seasonal trends of a mid-to-high single digit growth rate from the first to second quarter. However, as we have noted over the past year, our consecutive quarter growth of 14 percent from the first to second quarter of 2007 was well above that historical trend line, which presented us with a difficult year-on-year comparison. Even with that in mind, however, second quarter 2008 sales were still up 7 percent compared to the year-ago quarter.”

“The comparatively lower year-on-year growth rates were most pronounced in the North American enterprise cabling and security solutions end market, where the year ago period benefitted from a number of large projects. As a result, North American enterprise cabling and security solution sales of $592.0 million were just 2 percent higher than the year ago quarter. Growth of 16 percent in the security portion of this market was offset by lower volumes of large projects in the overall enterprise cabling market. In the North American electrical wire & cable market we saw strong levels of project activity that produced sales of $395.6 million in the current quarter. This reflects an increase of 8 percent versus the year ago quarter despite a difficult comparison against exceptionally strong second quarter sales in 2007. Lastly, in the OEM Supply market in North America, we had sales of $125.7 million, which represented an increase of 5 percent over the prior year. In this end market, sustained growth in the aerospace and defense markets continued to offset lower production rates for customers in other vertical markets. Foreign exchange contributed $16.1 million to total North American sales in the second quarter as compared to the year ago quarter.”

“Total European sales rose 12 percent versus the year ago quarter to $366.0 million,” Eck said. “European sales were aided by favorable foreign exchange and acquisitions, which added $21.2 million and $4.2 million, respectively, to second quarter 2008 sales. Sales growth in Europe was highest in the OEM Supply end market, where we reported sales of $172.4 million, representing a 16 percent year-on-year increase as a result of adding business with existing customers and the addition of new accounts. Sales in the electrical wire & cable end market were $68.5 million, or 12 percent higher than the year ago period. Importantly, electrical wire & cable sales outside of the U.K. grew by 48 percent as we continue to focus on expanding the scope of efforts in this market beyond its historical base. Sales in the enterprise cabling and security market of $125.1 million grew by 7 percent versus the second quarter in 2007.”

Eck added, “In the emerging markets, sales of $140.5 million grew 23 percent, including $5.8 million from favorable effects related to foreign exchange rates. Growth rates in Asia Pacific and Latin America individually approximated the overall emerging market growth rate.”

Second Quarter Operating Results

“Second quarter operating margins of 7.8 percent, exclusive of the previously noted expense related to the retirement of my predecessor, compared to 7.7 percent in the year ago quarter,” commented Eck. “As compared to the second quarter of last year, gross margins declined from 24.0 percent to 23.8 percent due to lower supplier volume growth incentives and continued pressure from rising steel and specialty metal prices in our OEM Supply business. At the same time, we have continued to invest in people to drive our initiatives of expanding our security business, the global reach of the electrical wire & cable business, our initial efforts in the factory automation market and expansion of our business in emerging markets. Despite the slight drop in gross margins and continued investment in growth initiatives, we were able achieve a modest improvement in operating margins due to the increased operating leverage coming from growth in sales and sound expense management.”

“In North America, our operating margins excluding the expense associated with the retirement of our prior CEO were 8.6 percent, which matched that in the year ago quarter. Good expense control in North America offset the effects of slower growth and slight downward pressure on gross margins. In Europe, operating margins in the most recent quarter were 5.3 percent as compared to 4.6 percent in the year ago quarter. This improvement in European operating margins reflects good sales growth and expense controls, which offset the gross margin pressures in the OEM Supply business. In the emerging markets, operating margins of 7.6 percent in the second quarter compared to 7.7 percent in the year ago period. The slight decrease reflects higher operating costs associated with investments for future growth in this part of our business.”

Cash Flow and Leverage

“In the second quarter we generated $43.5 million in cash from operations as compared to the $30.5 million used in operations in the year ago quarter. During the current quarter we needed less working capital to support our sales growth,” said Dennis Letham, Chief Financial Officer. “We used the cash flow from operations and a small increase in borrowings in the second quarter to repurchase 1,000,000 of the company’s outstanding shares at a cost of $62.9 million, which reflects our strong confidence in the company’s long-term prospects.”

Letham added, “At the end of the second quarter the company had a debt-to-total capital ratio of 49.0 percent as compared to 49.4 percent at the end of 2007. Furthermore, for the second quarter, the weighted-average cost of borrowed capital was 4.0 percent as compared to 4.2 percent in the year ago quarter. At the end of the second quarter, approximately 75 percent of our total borrowings of $1.06 billion had fixed interest rates, either by the terms of the borrowing agreements or through hedging contracts. We also had $240 million of available, unused credit facilities at June 27, 2008, which provide us with the resources to support continued strong organic growth and to pursue other strategic initiatives, such as acquisitions, throughout the remainder of the year.”

Business Outlook

Eck concluded, “Given that the second quarter year-on-year comparisons were difficult because of the exceptional growth in the prior year, especially on larger projects, we are encouraged by the higher than historical trend line growth in consecutive quarter sales from the first to second quarter of this year as well as the growth we realized over the unusually strong second quarter of 2007. While we continue to see select customer situations where sales are softer, we have not observed any broad-based negative trends in the various end markets and geographical regions where we have a business presence. We believe the overall market conditions, as they currently exist, should allow for consecutive quarter sales growth from the second to third quarter of this year. If we achieve a modest level of consecutive quarter growth it will move our third quarter year-on-year growth rates closer to our longer-term target of 8 to 12 percent yearly growth.”

“Going forward through the next few quarters, we will remain focused on building on our strategic initiatives, which include growing our security and OEM Supply businesses, initiating a factory automation network sales effort, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering. We are confident that continued focus on these investments and successful execution on these strategies will help drive full-year and longer-term growth of the business. At the same time we believe the breadth of the end markets we serve, the diversity of the vertical markets our customers operate in and the broad geographical scope of our business will continue to provide excellent opportunities for growth.”

Second Quarter Earnings Report

Anixter will report results for the 2008 second quarter on Tuesday, July 22, 2008 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 214 warehouses with more than 6 million square feet of space, and 4) locations in 248 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC. Condensed Consolidated Statements of Operations

(In millions, except per share amounts)	13 Weeks Ended		26 Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
Net sales	$1,616.8	$1,511.5	$3,088.4	$2,840.2
Cost of goods sold	1,232.7	1,148.2	2,355.8	2,158.5

Gross profit	384.1	363.3	732.6	681.7
Operating expenses	262.3	247.2	509.3	475.2

Operating income	121.8	116.1	223.3	206.5
Interest expense	(11.1)	(11.1)	(22.6)	(22.0)
Other, net	(3.6)	2.4	(3.9)	3.1

Income before income taxes	107.1	107.4	196.8	187.6
Income tax expense	40.2	42.8	72.2	69.4

Net income	$66.9	$64.6	$124.6	$118.2

Net income per share:
Basic	$1.89	$1.74	$3.50	$3.16
Diluted	$1.71	$1.53	$3.16	$2.81

Average shares outstanding:
Basic	35.4	37.1	35.6	37.4
Diluted	39.1	42.2	39.5	42.1

Geographic Segments

Net sales:
North America	$1,110.3	$1,071.4	$2,127.1	$1,998.4
Europe	366.0	326.2	706.0	631.3
Asia Pacific and Latin America	140.5	113.9	255.3	210.5

	$1,616.8	$1,511.5	$3,088.4	$2,840.2

Operating income:
North America	$91.6	$92.4	$172.2	$163.2
Europe	19.5	15.0	33.4	29.0
Asia Pacific and Latin America	10.7	8.7	17.7	14.3

	$121.8	$116.1	$223.3	$206.5

ANIXTER INTERNATIONAL INC. Condensed Consolidated Balance Sheets

(In millions)	June 27,	December 28,
	2008	2007

Assets

Cash and cash equivalents	$48.9	$42.2
Accounts receivable, net	1,274.0	1,215.9
Inventories	1,102.4	1,065.0
Deferred income taxes	38.0	37.6
Other current assets	20.7	18.2

Total current assets	2,484.0	2,378.9

Property and equipment, net	83.6	78.1
Goodwill	407.8	403.2
Other assets	156.7	156.0

	$3,132.1	$3,016.2

Liabilities and Stockholders’ Equity

Accounts payable	$724.3	$654.8
Accrued expenses	162.4	201.0
Short-term debt	123.1	84.1

Total current liabilities	1,009.8	939.9

1.0% convertible senior notes	300.0	300.0
Revolving lines of credit and other	267.3	275.0
5.95% senior notes	200.0	200.0
3.25% zero coupon convertible notes	164.8	162.2
Other liabilities	93.2	91.3

Total liabilities	2,035.1	1,968.4

Stockholders’ equity	1,097.0	1,047.8

	$3,132.1	$3,016.2